                            SHARE EXCHANGE AGREEMENT

            THIS SHARE EXCHANGE AGREEMENT (this "Agreement") is made and entered into as of the 31st day of December, 2002, (the "Effective Date") by and between
THE  QUIGLEY  CORPORATION,  a  Nevada  corporation  ("Quigley"),   and  SUNCOAST
NATURALS, INC., a Delaware corporation ("Suncoast").

            In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE ONE

                       ACQUISITION AND EXCHANGE OF SHARES

            Section 1.1.  Acquisition  of the CPNP Shares.  Subject to the terms and  conditions  hereof,  as of the Effective  Date,  Quigley  agrees to assign, transfer,  deliver and convey unto Suncoast, and Suncoast agrees to acquire from
Quigley, all of Quigley's right, title and interest in and to the 600,000 shares
of  Common  Stock  of  Caribbean  Pacific  Natural  Products,   Inc.   ("CPNP"),
representing 60% of CPNP's authorized and outstanding  Common Stock now owned by
Quigley (the "CPNP Shares").

            Section  1.2.   Exchange  of  Shares:   Nomination  and  Endorsement
Agreement

            (a) In  exchange  for  the  transfer  of  the  CPNP  Shares,  on the
Effective Date,  Suncoast  agrees to issue to Quigley,  subject to the terms and conditions hereof,  750,000 shares of Suncoast's Common Stock and 100,000 shares of its Class A Redeemable Preferred Stock. When exchanged,  the shares issued to
Quigley  hereunder shall be duly  authorized and validly issued,  fully paid and non-assessable, and not issued in violation of any preemptive rights.

            (b) The  shares of  Suncoast's  Common  Stock  issued to  Quigley in connection  herewith (the "Common  Shares")  shall,  once issued,  have the same dividend rights, conversion rights, voting powers,  preferences,  priorities and other special  rights and powers as all other issued and  outstanding  shares of
Suncoast's  Common Stock,  and shall represent not more that 19.5% of the issued and outstanding voting stock of Suncoast on the Effective Date or thereafter.

            (c) The shares of  Suncoast's  Class A  Redeemable  Preferred  Stock issued to Quigley in  connection  herewith  (the  "Preferred  Shares")  shall be non-voting.  Quigley  shall  have an option to sell (i.e.  "put") the  Preferred
Shares to Suncoast,  and Suncoast shall be required to purchase such shares,  at such times and in the  maximum  quantities  set forth on Schedule  "A"  attached hereto  and  incorporated  herein by this  reference  and for the per share cash consideration hereinafter described. At any time following the first anniversary of the Effective Date,  Suncoast shall have an option to purchase (i.e.  "call")
those  Preferred  Shares  not  yet  put  to  Quigley  for  the  per  share  cash consideration  described in Schedule "A". Any party  exercising  its rights to a put or call  hereunder  shall give written  notice thereof to the other party in accordance  with the provisions of Section 7.1 hereof.  The notice shall specify the number of shares covered,  the purchase price of such shares  (including the interest  factor to the date of  payment  and  delivery)  as well as the date of payment and delivery which shall be a date not less than seven (7) nor more than thirty (30) days  following  the date such  notice  shall be deemed to have been given or made as provided in Section 7.1.  On the delivery  date,  Quigley shall surrender  to  Suncoast,  or its duly  authorized  designee,  possession  of all certificates  representing  the  Preferred  Shares  covered  by the  put or call notice, endorsed in blank or accompanied by duly executed stock powers, and such
Preferred  Shares  shall  be free  and  clear  of any  claims,  liens,  charges, encumbrances or other restrictions or commitments of any nature whatsoever.

            (d) In  the  event  of any  voluntary  or  involuntary  liquidation, dissolution or winding up of Suncoast, the holders of the Preferred Shares shall be entitled to receive out of the assets of Suncoast  available for distribution to the  stockholders,  before any  distribution  of assets  shall be made to the holders of other shares of Suncoast  capital stock, an amount equal to the value of any unexercised put or call rights provided for in Section 1.2(c) above.  The value of unexercised put or call rights provided for in Section 1.2.(c) shall be for the  entire  face  value of the put or call  rights  together  with  accrued interest.  Except for this  preference  payment,  the  holders of the  Preferred
Shares  shall have no other  rights to share in the assets of Suncoast  upon the liquidation, dissolution or winding up of Suncoast.

            Section 1.3. Exchange Procedures: Surrender of Certificates.

            As of the Effective Date,  Quigley shall  surrender to Suncoast,  or its duly authorized  designee,  possession of all certificates  representing the
CPNP Shares,  endorsed in blank or  accompanied  by duly  executed  stock powers effectively transferring the CPNP Shares to Suncoast.  Thereupon. Suncoast shall issue, in the name of Quigley,  certificates  representing the Common Shares and the Preferred Shares.

            Section  1.4.  The   Closing.   The  closing  of  the   transactions
contemplated  hereunder shall take place at Quigley's principal executive office and be effective as of 12 p.m. EST, December 31, 2002.

            Section 1.5. Actions At Closing.

            At the Closing,  the following  deliveries shall be made, each to be deemed concurrent with all others:

            (a) Suncoast shall deliver the following documents to Quigley:

                        (1) A  certificate  signed by an  authorized  officer of
                        Suncoast  stating that each of the  representations  and
                        warranties  contained in Article Two is true and correct
                        in all material respects at the time of Closing with the
                        same  force and  effect as if such  representations  and
                        warranties had been made as of the Effective Date;

                        (2) A copy of the resolutions  duly adopted by the Board
                        of Directors and  stockholders  of Suncoast  authorizing
                        the  execution  and delivery of this  Agreement  and the
                        consummation of the  transactions  contemplated  hereby,
                        duly  certified,  as  of  the  Effective  Date,  by  the
                        secretary of Suncoast;

                                      -2-

                        (3) Certificates  representing the Common Shares and the
                        Preferred Shares registered in the name of Quigley; and

         (b) Quigley shall deliver the following documents to Suncoast:

                        (1) A  certificate  signed by an  authorized  officer of
                        Quigley  stating  that each of the  representations  and
                        warranties  contained  in  Article  Three  is  true  and
                        correct in all material  respects at the time of Closing
                        with   the   same   force   and   effect   as  if   such
                        representations  and  warranties had been made as of the
                        Effective Date;

                        (2) A copy of the resolutions  duly adopted by the Board
                        of Directors of Quigley  authorizing  the  execution and
                        delivery of this Agreement and the  consummation  of the
                        transactions  contemplated hereby, duly certified, as of
                        the Effective Date, by the secretary of Quigley;

                        (3)  The  certificates  representing  the  CPNP  Shares,
                        endorsed in blank or  accompanied by duly executed stock
                        powers  effectively  transferring  the  CPNP  Shares  to
                        Suncoast.

                                   ARTICLE TWO

                   REPRESENTATIONS AND WARRANTIES OF SUNCOAST

            Section 2.1. Corporate Organization and Capital Stock.

            (a) Suncoast is a corporation  duly organized,  validly existing and in good  standing  under  the law of the  State  Delaware  with  full  power and authority to carry on its business as now being conducted.

            (b) The  authorized  capital  stock of  26,000,000,  consists of (i)
25,000,000  shares of Common Stock, of which,  as of the date hereof,  3,100,000 shares prior to the  issuance of such shares as stated in Paragraph  1.2.(a) are issued and  outstanding,  and (ii) 1,000,000  shares of  unclassified  Preferred
Stock,  of which, as of the date hereof,  no shares are issued and  outstanding.
All of the issued and  outstanding  shares of Suncoast's  capital stock are duly and validly issued and outstanding and are fully paid and  non-assessable.  None of the  outstanding  shares  of  Suncoast's  capital  stock  has been  issued in violation  of any  preemptive  rights of the  current  or past  stockholders  of
Suncoast.

            (c) The Common Shares and the Preferred Shares that are to be issued to  Quigley  hereunder,  when so  issued  in  accordance  with the terms of this
Agreement,   will  be   validly   issued   and   outstanding,   fully  paid  and
non-assessable.

            Section 2.2. Authorization. As of the Effective Date, (i) there will be no provision in Suncoast's  Articles of incorporation  or in its By-Laws,  as amended,  which  prohibits  or  limits  Suncoast's  ability  to  consummate  the transactions  contemplated hereby, (ii) Suncoast shall have the right, power and

                                      -3-

authority to enter into this Agreement and to consummate all of the transactions and fulfill all of the obligations  contemplated  hereby and (iii) the execution and  delivery  of this  Agreement  and the due  consummation  by Suncoast of the transactions contemplated hereby will have been duly authorized by all necessary corporate  action of the Board of Directors and  stockholders of Suncoast.  This
Agreement   constitutes  a  legal,  valid  and  binding  agreement  of  Suncoast enforceable against Suncoast in accordance with its terms.

            Section 2.3. No Conflict or Violation. Subject to the fulfillment of all of the  conditions  set forth in Article Five hereof,  neither the execution and  delivery  of this  Agreement,  nor  the  consummation  of the  transactions contemplated hereby in accordance herewith,  nor compliance by Suncoast with any of the  provisions  hereof  will  result  in, as of the  Effective  Date:  (i) a violation  of or a  conflict  with  any  provision  of  Suncoast's  Articles  of
Incorporation  or  By-Laws,  as amended,  (ii) a breach of or default  under any term,  condition  or  provision of any  obligation,  agreement  or  undertaking, whether oral or written to which  Suncoast is a party,  or an event which,  with the giving of notice,  lapse of time, or both,  would result in any such breach,
(iii) a violation of any applicable  law,  rule,  regulation,  order,  decree or other requirement having the force of law, or order, judgment, writ, injunction, decree or award, or an event which, with the giving of notice, lapse of time, or both, would result in any such violation, or (iv) any person having the right to enjoin,  rescind or otherwise  prevent or impede the  transactions  contemplated hereby or to obtain  damages  from  Suncoast or to obtain any other  judicial or administrative  relief as a result of any transaction  carried out in accordance with the provisions of this Agreement.

            Section 2.4. Litigation and Proceedings.  There is no action,  suit, proceeding or investigation pending or, to the knowledge of Suncoast, threatened which challenges the validity of this Agreement or the transactions contemplated hereby,  or otherwise seeks to prevent,  directly or indirectly the consummation of such transactions.

                                  ARTICLE THREE

                    REPRESENTATIONS AND WARRANTIES OF QUIGLEY

            Section 3.1. Corporate  Organization.  Quigley is a corporation duly organized,  validly existing and in good standing under the laws of the State of
Nevada  and  qualified  to do  business  in  Pennsylvania  with  full  power and authority to carry on its business as it is now being conducted.

            Section  3.2.  Authorization.  Quigley  has full  right,  power  and authority  to  enter  into  this  Agreement  and to  consummate  or  cause to be consummated  all  of the  transactions  and to  fulfill  all of the  obligations contemplated  hereby The  execution  and delivery of this  Agreement and the due consummation by Quigley of the transactions  contemplated  hereby have been duly authorized  by all  necessary  corporate  action  of the Board of  Directors  of
Quigley.  This  Agreement  constitutes a legal,  valid and binding  agreement of
Quigley enforceable against Quigley in accordance with its terms.

            Section 3.3. No Conflict or  Violation.  Neither the  execution  and
delivery  of  this  Agreement,   nor  the   consummation  of  the   transactions
contemplated  hereby nor compliance by Quigley with any of the provisions hereof will  result in: (i) a  violation  of or a conflict  with any  provision  of the
Articles of  Incorporation  or By-Laws of  Quigley,  (ii) a breach of or default under  any  term,  condition  or  provision  of  any  obligation,  agreement  or undertaking,  whether oral or written to which  Quigley is a party,  or an event

                                      -4-

which,  with the giving of notice,  lapse of time, or both,  would result in any such breach, (iii) a violation of any applicable law, rule,  regulation,  order, decree or other requirement having the force of law, or order,  judgment,  writ, injunction, decree or award, or an event which, with the giving of notice, lapse of time, or both, would result in any such violation,  or (iv) any person having the right to enjoin,  rescind or  otherwise  prevent or impede the  transactions contemplated  hereby or to obtain  damages  from  Quigley or to obtain any other judicial or administrative  relief as a result of any transaction carried out in accordance with the provisions of this Agreement.

            Section  3.4.  Title  to CPNP  Shares.  Quigley  possesses  good and marketable  title to the CPNP Shares and has full right to transfer  the same as contemplated  herein. The CPNP Shares are, and will be as of the Effective Date, free and clear of any claims, lien, charges,  encumbrances or other restrictions or commitments of any nature  whatsoever.  Except that Quigley gives no warranty as to the rights of third  parties  regarding to contest its ownership of shares based  on an  action  brought  by  Herbert  Krackow  against  Caribbean  Pacific
International,  Caribbean  Pacific  Natural  Products,  Inc.,  and  The  Quigley
Corporation in the Circuit Court of the Ninth Judicial Circuit in and for Orange
County,  Florida (Case Number:  02-CA-11704)  alleging that CPNP was formed as a result of a fraudulent  asset  conveyance  pursuant to ss.726,  et seq.  Florida statutes.

            Section 3.5. Sale of  Substantially  All Assets.  The CPNP Shares do
not constitute all or substantially all of the assets of Quigley.

                                  ARTICLE FOUR

                              AGREEMENTS OF PARTIES

            Section 4.1. Agreements of Quigley

            (a) Quigley shall,  in the event it has knowledge of the occurrence, or impending or  threatened  occurrence,  of any event or condition  which would cause or  constitute a breach (or would have caused or  constituted a breach had such  event  occurred  or been  known  prior to the date  hereof)  of any of its representations,  warranties or agreements contained or referred to herein, give prompt written notice thereof to Suncoast and use reasonable  efforts to prevent or promptly remedy the same.

            (b) Quigley shall use reasonable  efforts to perform and fulfill all conditions and  obligations on its part to be performed or fulfilled  under this
Agreement and to effect the exchange  contemplated hereby in accordance with the terms and conditions hereof.

            Section 4.2. Agreements of Suncoast.

            (a) Suncoast shall, in the event it has knowledge of the occurrence, or impending or  threatened  occurrence,  of any event or condition  which would cause or  constitute a breach (or would have caused or  constituted a breach had such  event  occurred  or been  known  prior to the date  hereof)  of any of its representations,  warranties or agreements contained or referred to herein, give prompt written  notice thereof to Quigley and use reasonable  efforts to prevent or promptly remedy the same.

                                      -5-

            (b) Suncoast shall use reasonable efforts to perform and fulfill all conditions and  obligations on its part to be performed or fulfilled  under this
Agreement and to effect the exchange  contemplated hereby in accordance with the terms and conditions hereof.

            (c)  Suncoast  shall  execute  a  corporate  guarantee  of the  real property lease obligations of CPNP in place and stead of the existing  corporate guarantees of Quigley.

            (d) Suncoast  acknowledges  the existing Royalty  Agreement  between
CPNP and  Caribbean  Pacific  International,  Inc. and the  obligations  of CPNP thereunder.

            (e) Suncoast agrees that it will at its cost, within sixty days from the  Closing,  register  for public  sale  through an  appropriate  Registration
Statement  the Shares of Common Stock issued to Quigley  pursuant to Section 2.1 hereof.

            (f) Suncoast agrees to hold Quigley harmless from any claim from any
creditor  of  CPNP  or  any   shareholder  or  director  of  Caribbean   Pacific
International,  Inc. who claims that CPNP was formed as a result of a fraudulent asset conveyance under ss.726, et seq. Florida statutes and/or any other similar cause of action which would attack  Quigley's  ownership of its interest in CPNP and/or  assert the  transaction  which created CPNP  contravened  any statute of
Florida, Delaware or Pennsylvania.

            (g) Suncoast  shall  indemnify and hold Quigley  harmless  including attorneys'  fees and costs for any action brought against Quigley as a result of any claim referenced in the paragraph above or Section 3.4 of this Agreement.

                                  ARTICLE FIVE

                      CONDITIONS PRECEDENT TO THE EXCHANGE

            Section 5.1.  Conditions to the  Obligations  of Quigley.  Quigley's
obligations  to effect the  exchange  shall be subject to the  satisfaction  (or waiver by Suncoast) of the following conditions prior to or at the Closing:

            (a) The  representations  and  warranties  made by  Quigley  in this
Agreement  shall be true in all  material  respects at the Closing with the same effect as though such  representations  and warranties had been made or given on and as of the Effective Date;

            (b)  Suncoast  shall have  performed  and  complied in all  material respects with all of its  obligations  and  agreements  required to be performed prior to the Closing under this Agreement;

            (c)  No  temporary  restraining  order,   preliminary  or  permanent
injunction or other order issued by any court of competent jurisdiction or other legal  restraint or  prohibition  preventing  the  consummation  of the exchange contemplated  herein  shall  be in  effect,  nor  shall  any  proceeding  by any authority or other person  seeking any of the foregoing be pending.  There shall

                                      -6-

not be any action taken,  or any statute,  rule,  regulation  or order  enacted, entered,  enforced  or  deemed  applicable  to  the  exchange  which  makes  the consummation of the exchange illegal;

            (d) All necessary approvals, consents and authorizations required by law for consummation of the exchange including, without limitation, the approval by the Board of Directors of Quigley shall have been obtained; and

            (e) Quigley shall have received all executed  documents  required to be received from Suncoast on or prior to the Closing;  all in form and substance reasonably satisfactory to Quigley.

            Section 5.2.  Conditions to the Obligations of Suncoast.  Suncoast's
obligations  to effect the  exchange  shall be subject to the  satisfaction  (or waiver by Quigley) of the following conditions prior to the Closing:

            (a) The  representatives  and  warranties  made by  Suncoast in this
Agreement  shall be true in all  material  respects at the Closing with the same effect as though such  representations  and warranties had been made or given on and as of the Effective Date;

            (b)  Suncoast  shall have  performed  and  complied in all  material respects with all of its  obligations  and  agreements  required to be performed prior to the Closing under this Agreement;

            (c)  No  temporary  restraining  order,   preliminary  or  permanent
injunction or other order issued by any court of competent jurisdiction or other legal  restraint or  prohibition  preventing  the  consummation  of the exchange contemplated  herein  shall  be in  effect,  nor  shall  any  proceeding  by any authority or other person  seeking any of the foregoing be pending.  There shall not be any action taken,  or any statute,  rule,  regulation  or order  enacted, entered,  enforced  or  deemed  applicable  to  the  exchange  which  makes  the consummation of the exchange illegal;

            (d) All necessary approvals, consents and authorizations required by law for consummation of the exchange including, without limitation,  approval by the Board of Directors and  Shareholders of Suncoast or before the Closing shall have been obtained;

            (e) Suncoast shall have received the opinion of Quigley's counsel as required herein; and

            (f) Suncoast shall have received all executed  documents required to be received  from Quigley on or prior to the Closing;  all in form and substance reasonably satisfactory to Suncoast.

                                   ARTICLE SIX

                           TERMINATION OR ABANDONMENT

            Section 6.1. Mutual  Agreement.  This Agreement may be terminated by the  mutual  written  consent of the  parties at any time prior to the  Closing,
regardless  of  whether   stockholder   approval  of  this   Agreement  and  the
transactions contemplated hereby shall have been previously obtained.

            Section 6.2. Breach of Agreements.  In the event there is a material breach in any of the  representations and warranties or agreements of Quigley or

                                      -7-

Suncoast, which breach is not cured within thirty (30) days after notice to cure such breach is given by the non-breaching  party, then the non-breaching  party,
regardless  of  whether   stockholder   approval  of  this   Agreement  and  the
transactions   contemplated  hereby  shall  have  been  previous  obtained,  may terminate and cancel this  Agreement by providing  written notice of such action to the other party hereto.

            Section  6.3.  Failure  of  Conditions.  In  the  event  any  of the conditions  to the  obligations  of either party are not  satisfied or waived as specified in Article Five hereof,  and if any applicable cure period provided in
Section 6.2 hereof has lapsed,  then the party for whose benefit such conditions were imposed may, regardless of whether  stockholder  approval of this Agreement and the transactions  contemplated  hereby shall have been previously  obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

                                  ARTICLE SEVEN

                            MISCELLANEOUS PROVISIONS

            Section 7.1. Notices.  Any notice or other communication shall be in writing  and shall be deemed to have been given or made on the date of  delivery in the case of hand  delivery,  or three (3) business  days after deposit in the
United States Registered Mail,  postage prepaid,  or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

                               (a) if to Quigley:

            The Quigley Corporation
            621 Shady Retreat Road
            Doylestown, PA 18901
            Attention: Mr. Guy Quigley

            with a copy to:
            -----------------------
            -----------------------
            Attention: _______________

            and

                               (b) if to Suncoast:

            Suncoast Naturals, Inc.
            5447 NW 42nd Avenue
            Boca Raton, FL 33496
            Attention: William J. Reilly, Esq.

            with copies to:
            -----------------------
            -----------------------
            Attention: _______________

                                      -8-

or to such other address as any party may from time to time designate by notice to the others.

            Section  7.2.  Liabilities.  In the  event  that this  Agreement  is terminated  pursuant to the  provisions  of Section 6.2 or Section 6.3 hereof on account  of a breach  of any of the  representations  and  warranties  set forth herein or any breach of any of the agreements set forth herein or any failure of conditions  precedent to the exchange herein  contained,  then the non-breaching party or the party for whose  benefit  such  conditions  were  imposed  shall be entitled to recover  appropriate  damages from the  breaching  party;  provided, however,  that  notwithstanding  the  foregoing.  in the event this Agreement is terminated by reason of a failure of a condition precedent set forth in Sections
5.1(c)  or (d),  or  Sections  5.2(c) or (d),  no party  hereto  shall  have any liability to any other party for costs, expenses, damages or otherwise.

            Section 7.3. Entire Agreement. This Agreement constitutes the entire agreement  between  the  parties  and  supersedes  and cancels any and all prior discussions,  negotiations,  undertakings  and  agreements  between  the parties relating to the subject matter hereof.

            Section  7.5.  Headings and  Captions.  The captions of Articles and
Sections  hereof are for  convenience  only and shall not  control or affect the meaning or construction of any of the provisions of this Agreement.

            Section 7.6. Waiver.  Amendment or  Modification.  The conditions of this  Agreement  which may be  waived  may only be waived by notice to the other party waiving such  condition.  The failure of any party at any time or times to require  performance of any provision hereof shall in no manner affect the right at a later  time to  enforce  the same.  This  Agreement  may not be  amended or modified except by a written document duly executed by the parties hereto.

            Section 7.7.  Rules of  Construction.  Unless the context  otherwise requires:  (a) a term has the meaning assigned to it; (b) an accounting term not otherwise  defined has the meaning  assigned to it in accordance  with generally accepted accounting principles;  (c) "or" is not exclusive; and (d) words in the singular may include the plural and in the plural include the singular.

            Section 7.8. Counterparts.  This Agreement may be executed in two or more  counterparts,  each of which shall be deemed an original  and all of which shall be deemed one and the same instrument.

            Section 7.9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective  heirs, administrators,  successors  and  assigns,  including  any  successor by merger, reorganization or acquisition of substantially all the assets of a party hereto.
There shall be no third party beneficiaries hereof.

            Section 7.10. Governing Law;  Assignment.  This  Agreement  shall be governed by the law of the State of Delaware. This Agreement may not be assigned by either of the parties hereto.

            Section 7.11. Severability. Any provision of this Agreement which is prohibited,  unenforceable  or not authorized in any jurisdiction is, as to such

                                      -9-

jurisdiction,   ineffective   to   the   extent   of   any   such   prohibition,
unenforceability   or  nonauthorization   without   invalidating  the  remaining
provisions hereof, or affecting the validity  enforceability or legality of such provision  in  any  other  jurisdiction,  unless  the  ineffectiveness  of  such provision would result in such a material  change as to cause  completion of the transactions contemplated hereby to be unreasonable.

--------------------------------------------------------------------------------

                                  SCHEDULE "A"

The put or call cash consideration  payable for the Preferred Shares pursuant to this Section 1.2(c) (the  "Redemption  Price") shall be $10.00 per share (for an aggregate cash  consideration not to exceed  $1,000,000) plus an interest factor which shall accrue from the Effective  Date through the date of sale or purchase pursuant to a put or call  provided  for in this  Section  1.2(c).  The interest shall be a fixed  annual rate equal to the prime rate  announced by Citibank NA,
New York City on the Effective  Date, and may be payable in cash or accrued.  In the event that all Preferred Shares are not put by Quigley to Suncoast or called by Suncoast on or before December 31, 2007, all such shares shall be redeemed by
Suncoast at face value, together with accrued interest, if any, as of that date.

Schedule of Put Options By Quigley:

(1) On or After March 31, 2003, and for each calendar quarter  thereafter (on or before the 45th day  following the end of each  Quarter),  a Put Option equal to the number of Shares  which  represents  50% of the free cash flow  reported  by
Suncoast in the immediately  preceding quarterly financial statements divided by the Redemption Price of $10.00 per Share. In the event that all Preferred Shares are not put by Quigley to Suncoast  or called by Suncoast on or before  December
31, 2007, all such shares shall be redeemed by Suncoast at face value,  together with accrued interest, if any, as of that date.

                                      -10-

IN WITNESS WHEREOF,  the undersigned have set their hand on the date first above written.

            THE QUIGLEY CORPORATION

            By: /s/ Guy J. Quigley
                -------------------------
                        President

            SUNCOAST NATURALS, INC.

            By: /s/ William J. Reilly
                -------------------------
                        President